Exhibit 10.2
AMENDMENT 1
TO
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE AGREEMENT
          This Amendment 1 to Amended and Restated Change in Control Severance Agreement (the “Amendment”) is dated as of August 30, 2007, between Ciena Corporation (the “Corporation”), and Gary B. Smith (the “Executive”).
          WHEREAS, the Executive and the Corporation have previously entered into an Amended and Restated Change in Control Severance Agreement dated as of January 25, 2007 (the “Agreement”); and
          WHEREAS, the parties desire to enter into this Amendment to incorporate certain terms that are required or advisable pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to make a clarifying amendment relating to the conversion of performance-based equity awards upon a Triggering Event;
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
          1. Section 1.8 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 1.8:
               “‘Good Reason’ means:
     (i) removal from, or failure to be reappointed or reelected to the Executive’s principal positions immediately prior to the Effective Date (other than as a result of a promotion);
     (ii) material diminution in the Executive’s position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Executive’s position immediately prior to the Effective Date;
     (iii) material reduction in base salary or award opportunity under any corporate incentive plan (or any successor to any such plan), or a material reduction in the level of participation in long-term incentive, benefit and other plans for senior executives as in effect immediately preceding the Effective Date, or their equivalents;
     (iv) relocation of the Executive’s principal workplace without the Executive’s consent to a location which is more than 50 miles from the Executive’s principal workplace on the Effective Date; or
     (v) any failure by the Corporation to comply with and satisfy the requirements of Section 7.5, provided that the successor shall have received at least ten days’ prior written notice from the Corporation or the Executive of the requirements of Section 7.5;
     provided, however that (A) the Executive has provided notice to the Corporation of any of the foregoing conditions within 90 days of the initial existence of the condition; (B) the Corporation has been given at least 30 days to cure such condition; and (C) the Executive actually terminates employment within two years following the initial existence of the condition.”

          2. Sections 3.4(a) and (b) are hereby deleted in their entirety and replaced with the following:
(a)	upon the Effective Date, (i) the Executive’s Options that are subject to performance-based vesting, to the extent unvested, shall immediately be converted into Options with time-based vesting conditions, and (ii) the Executive’s Performance-Based Restricted Stock, Performance-Adjusted Restricted Stock and any other similar instruments of equity-based compensation that are subject to performance-based vesting, to the extent unvested, shall immediately be converted into Time-Based Restricted Stock; in each case, with vesting as to the equity awards converted above being deemed to have commenced on the date of grant and vesting as to 1/16th of the grant at the end of each three-month period following the date of grant;

(b)	upon a Triggering Event, all of the Executive’s Options and Time-Based Restricted Stock (including any performance-based equity awards converted pursuant to Section 3.4(a) above), to the extent unvested, shall become immediately vested and exercisable in full; and
          3. A new Section 3.4 will be added to the Agreement as follows:
          “3.4 Savings Clause. Anything in this Agreement to the contrary notwithstanding, if on the date of termination of Executive’s employment with the Corporation, as a result of such termination, Executive would receive any payment that, absent the application of this Section 3.4 would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be made prior to the date that is the earliest of (1) six months after the date of termination of Executive’s employment, (2) the Executive’s death, or (3) such other date as will cause such payment not to be subject to such interest and additional tax.”
IN WITNESS WHEREOF, the parties have executed and delivered this Amendment.

CIENA CORPORATION

Date:	August 30, 2007	By:	/s/ Russell B. Stevenson, Jr.
		Name:	Russell B. Stevenson, Jr.
		Title:	Sr. Vice President and General Counsel

EXECUTIVE

Date:	August 30, 2007	/s/ Gary B. Smith

Name: Gary B. Smith
Title: President and Chief Executive Officer

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